CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of Michael C. Keefe and Stanley Gloss, officers of International Fight League, Inc. (the Designees), signing singly, to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file, in paper or electronically via EDGAR or any other system utilized by the United States Securities and Exchange Commission (the SEC) for Section 16 filings, with the SEC and any stock exchange or similar authority as a result of the undersigned's ownership of, or transactions in, securities of International Fight league, Inc. The Designees are also authorized to execute and file on the undersigned?s behalf any document, including but not limited to an original or amended Form ID, that is required in order facilitate the filing of Forms 3, 4 and 5 electronically.

The authority of the Designees under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of, or transactions in, securities of International Fight League, Inc., unless earlier revoked in writing.
This Statement supersedes any prior Confirming Statement the undersigned may have executed with respect to securities of International Fight League, Inc. The undersigned acknowledges that the Designees are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:  September 26, 2007

					/s/ Jay Larkin
					  Jay Larkin